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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement"), dated as of 1st day of September, 1998, by and between WebOne, Inc. (the "Company") a Delaware corporation and Guillermo G. Marmol ("Employee").

                              PRELIMINARY RECITALS

                  A. The Company has been formed to execute a consolidation of a group of firms in the business of providing high level consulting services for businesses wishing to market through the internet (the "Business") and contemporaneous initial public offering ("IPO") of its public stock (the "Plan").

                  B. Employee has extensive knowledge and a unique understanding of the Business.

                  C. The Company desires to employ Employee as its Chief Executive Officer, and Employee desires to be employed by the Company as such all under the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1.  EMPLOYMENT.

                  1.1 ENGAGEMENT OF EMPLOYEE. The Company agrees to employ Employee as President and Chief Executive Officer of the Company, and Employee agrees to accept such employment, all in accordance with the terms and conditions of this Agreement, effective August 25, 1998.

                  1.2 DUTIES AND POWERS. At all times during the Employment Period (as defined herein), the Company agrees that Employee will serve as President and Chief Executive Officer of the Company. He shall have such other responsibilities, duties and authorities. and will render such services for the Company and its affiliates as the Board of Directors of the Company (the "Board") shall from time to time reasonably direct; provided, however, such duties and responsibilities shall be commensurate with his position in the Company. The Employee agrees primarily to devote his time to the affairs of the Company and to carry out his duties and responsibilities faithfully. It is acknowledged that effective with the execution of this Agreement, the stockholders of the Company have elected Employee to the Board of Directors. It is the further understanding of the parties and a condition subsequent to Employee's duty to perform, that upon the Closing of the IPO, currently expected in the first quarter, 1999, Employee will be elected the Chairman of the Board.

                  1.3 EMPLOYMENT PERIOD. Employees employment under this Agreement shall be for a period of three years, four months commencing September 1, 1998 (the "Initial Employment Period"). This Agreement shall automatically renew for successive one-year periods (each one-


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year period shall be referred to herein as a "Renewal Period") beginning January
1, 2002, unless either the Company or Employee. as the case may be, provides written notice within ninety (90) days prior to the termination of any such period, stating its/his desire to terminate this Agreement. The Initial Employment Period and each successive Renewal Period shall be referred to herein together as the "Employment Period." Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to
Section 1.4 below.

                  1.4      TERMINATION OF EMPLOYMENT

                           (a)   TERMINATION BY THE COMPANY FOR CAUSE. The
Company has the right to terminate Employee's employment under this Agreement, by notice to Employee in writing at any time, (i) for "Cause" or (ii) due to the death or the Disability of Employee. In the case of a termination for Disability, Company shall continue Employee's salary and insurance benefits for a minimum period of six (6) months after termination. Any such termination shall be effective upon the date of service of such notice pursuant to Section 7.7 hereof, except in the case of the death, in which such termination shall become effective immediately upon the death of Employee.

                  "Cause," as used herein, means the occurrence of any of the following events:

                           (i) final non-appealable conviction for, or plea of
                  nolo contendere to, a charge of commission of felony;

                           (ii) the good faith determination by the Board in the
                  exercise of its reasonable judgment that Employee has committed an act or acts in the course of his employment constituting fraud or dishonesty, provided Employee is given an opportunity, with at least 20 business days notice, to reasonably disprove the allegation; and

                           (iii) a determination pursuant to the provisions of
                  Section 6, below, that Employee has materially breached any of the terms, conditions or covenants set forth in Section 3.2, 3.3, or 3.4 of this Agreement.

                  Employee shall be deemed to have a "Disability" for purposes of this Agreement if he is unable to perform, by reason of physical or mental incapacity, his material duties or obligations under this Agreement, for a total period of 180 days in any 360-day period. The Board shall reasonably determine, according to the facts then available, whether and when the Disability of the Employee has occurred and how long it has lasted. Such determination shall not be arbitrary or unreasonable and the Board will take into consideration the expert medical opinion of a qualified physician chosen by the Company, after such physician has completed an examination of Employee and issued a report to both Employee and the Company. Employee agrees to make himself available for such examination upon the reasonable request of the Company. At the request of Employee the Company will retain a second qualified physician chosen by Employee to render a second opinion, and the Board shall reasonably consider that opinion as well as the opinion of the qualified physician of its selection.

                  (b) TERMINATION FOR GOOD REASON. Employee shall have the right at any time to terminate


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his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 1.4(c) below, the Employee shall have "Good Reason" to terminate his employment hereunder if:

                  (i) the Company materially breaches the compensation, benefit, or any other material provision of this Agreement;

                  (ii)  the Company undergoes a Change of Control,

                  (iii) if following the IPO the Company's offices are moved more than thirty-five miles outside the Dallas, Texas metropolitan area;

                  (iv) if Employee's duties are diminished in scope to a level not commensurate with his position in the Company as CEO and Chairman; provided, Good Reason will not exist if someone other than Employee is elected Chairman during the Employment Period with the written consent and approval of Employee.

         (c) NOTICE AND OPPORTUNITY TO CURE. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Employee's employment for "Cause" and the Employee's right to terminate for "Good Reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("Breach") and (2) if such Breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30 day period, unless such Breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure and has so informed the other party with reasonable documentation of such efforts.

         2.  COMPENSATION AND BENEFITS.

         2.1 SALARY. In consideration of Employee performing his duties under this Agreement, commencing on the earlier of January 1, 1999 or the Closing of the IPO, the Company will pay Employee a base salary at a rate of $300,000 per annum (the "Base Salary') payable in accordance with the Company's regular payroll policy for salaried employees. The Base Salary may be increased (but not decreased), from time to time during the Employment Period, as determined by the Board, in its sole discretion. Following an increase, the "Base Salary" for purposes of this Agreement shall be the increased amount. If the Employment Period is terminated pursuant to Section 1.4(a) above, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year prior to the termination.

         2.2 BONUS. Employee shall be entitled to an annual bonus equal to an amount up to his Base Salary based upon performance measured against annual objectives reasonably established by the Compensation Committee of the Board of Directors. The determination of whether Employee merits a bonus shall be in the sole reasonable discretion of and made by the Compensation Committee of the Board of Directors.


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         2.3 STOCK OPTIONS. Subject to approval of the lead underwriter of the
IPO, which the Company shall use its best efforts to secure, as of the effective date of the IPO Employee shall be granted options to purchase up to 5% of the total outstanding shares of common stock of tile Company at the offering price of the Company's common stock in the IPO. Twenty-five percent of the options will vest upon the grant and twenty-five percent on each of the 1st, 2nd, and 3rd anniversaries of the IPO, provided he remains an employee of the Company, or as otherwise provided in this Agreement.

         2.4 BENEFITS. Commencing on the earlier of January 1, 1999 or the Closing of the IPO, the Company agrees to provide to Employee such vacation and life, health, disability, officer's and director's insurance benefits as are generally provided, from time to time, to executive officers of the Company, consistent with industry standards, at a level commensurate with the Employee's responsibility and office.

         2.5 RETIREMENT PLANS. Commencing on the earlier of January 1, 1999 or the Closing of the IPO, Employee will be entitled to participate in any retirement plans adopted by the Company, at a level commensurate with the Employee's responsibility and office.

         2.6 EXPENSES. The Company shall reimburse Employee for those reasonable and necessary out-of-pocket expenses, which he incurs during the Employment Period in connection with the rendering of services on behalf of it, including reasonable attorney fees incurred since August 20, 1998, not to exceed $4,000. Any reimbursement pursuant to this Section 2.6 shall be made following submission of reasonable documentation of the expenses incurred.

         2.7      COMPENSATION AFTER TERMINATION DURING EMPLOYMENT PERIOD.

                  (a) If the Company terminates Employee's employment during the Employment Period for any reason (other than for "Cause" pursuant to Section 1.4(a) of this Agreement) or Employee shall terminate his employment for Good Reason, Employee shall be entitled to receive his accrued benefits and as severance ("Severance Pay").

                      (i) the greater of (x) his Base Salary plus Bonus at the maximum amount for the period of time which would have been remaining in the Initial Employment Period or any Renewal Period and (y) a sum of money equal to one times this Base Salary plus maximum bonus at the time;

                      (ii) a continuation of the benefits provided under Section
         2.4 for the greater of (x) the period of time, which would have been remaining in the Initial Employment Period or any Renewal Period and
         (y) one year;

                      (iii) immediate vesting of stock options granted pursuant to Section 2.3 not yet vested,

                  (b) If the Company shall terminate Employee's employment during the Employment Period for "Cause" pursuant to Section 1.4(a), the Company shall have no further

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obligations hereunder or otherwise with respect to Employee's employment from and after the termination or expiration date (except payment of Employee's Base Salary accrued through the date of termination or expiration and any other obligations imposed by law or in equity, including statutorily required continuation of insurance benefits), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Section 3 hereof at law or in equity).

         3.       COVENANTS.

         3.1      EMPLOYEE'S ACKNOWLEDGMENT. Employee acknowledges that:

                  (a) the Company is and will be engaged in the Business during the Employment Period and thereafter;

                  (b) Employee will occupy a position of trust and confidence with the Company after the date of this Agreement, and during such period and Employees employment under this Agreement, Employee will become familiar with the Company's proprietary and confidential information concerning the Company and the Business;

                  (c) the agreements and covenants contained in this Section 3 are essential to protect the Company and the goodwill of the Business and are a condition precedent to the Company entering into this Agreement;

                  (d) Employee's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement.

         3.2      NON-COMPETE.

                  (a) Employee hereby agrees that during the Employment Period (the "Restrictive Period"), he shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i)   engage, as an officer, director, shareholder,
owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business, which competes with the Company ("Territory").

                           (ii)  call upon any person who is, at that time,
within the Territory, an employee of the Company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company; provided, that the Employee shall be permitted to call upon and hire any member of his or her immediate family.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Employee from acquiring as an investment of not more than one (1%) percent of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter

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so long as the Employee does not consult with or is not employed by such competitor.

         3.3 INTERFERENCE WITH RELATIONSHIPS. Other than in the performance of his duties hereunder, during the Restrictive Period, Employee shall not. directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity solicit or encourage any present or future customer, supplier or other third party to terminate or otherwise alter his, her or its relationship with the Company with respect to the Business engaged in by the Company,

         3.4 CONFIDENTIAL INFORMATION. Other than in the performance of his duties hereunder, during the Restrictive Period and thereafter, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, "Confidential Information" shall mean any information relating to the business or affairs of the Company or the Business, including, but not limited to, information relating to financial statements, employees, suppliers, construction, manufacturing and servicing methods, equipment, programs, strategies and information. analyses, profit margins, or other proprietary information used by the Company or subsidiary of the Company in connection with the Business to give Company a competitive advantage, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

         3.5 BLUE-PENCIL. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined) too lengthy or the territory too extensive, the other provisions of this Section 3 shall nevertheless survive, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to permissible duration or size.

         3.6 REMEDIES. Employee acknowledges and agrees that the Covenants set forth in this Section 3 (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said Restrictive Covenants, and that in the event Employee breaches or threatens to breach any such Restrictive Covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event Employee breaches or threatens to breach any of the Restrictive Covenants, the Company shall be entitled to pursue temporary injunctive and other equitable relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or the threat of such a breach by Employee, including the recovery of any damages which it is able to prove.

         4. EFFECT OF TERMINATION.

         4.1 FOR CAUSE OR VOLUNTARY QUITTING. If the Employee terminates employee's


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employment during the Employment Period other than for Good Reason as defined in
Section 1.4(b) or the Company terminates Employee's employment for Cause pursuant to Sections 1.4(a) (not including Disability) then, notwithstanding such termination, the provisions contained in Section 3 hereof shall remain in full force and effect.

         4.2 OTHER REASONS. If the Company terminates Employee's employment during the Employment Period other than for Cause or Employee terminates his employment for Good Reason during the Employment Period, then, INTER ALIA, the provisions and covenants of Sections 3.2 and 3.3 shall have no effect and shall be unenforceable. Furthermore, if Employee's employment is terminated pursuant to this Section 4.2, the right to receive Severance Pay as defined above shall be the exclusive remedy in any action arising out of Employee's employment and grounded in contract, which seeks contractually based damages.

         5. INCOME TAX TREATMENT. Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Section 2 hereof as ordinary and necessary business expenses for income tax purposes. Employee agrees and represents that he will treat all such amounts as required pursuant to all applicable tax laws and regulations, and should he fail to report such amounts as required, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys' and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

         6. DISPUTES. All claims (pursuant to Federal or State statute or by. common law), controversies, differences, or disputes between Company and Employee arising out of or relating to this Agreement, the breach thereof, or any aspect of the employment relationship, including the termination of such relationship or the Company's business (a "Claim") shall be submitted to the proper State or Federal court in the State of Texas, Dallas County. In the case of a Claim brought by Employee following a Change of Control, the Company shall pay Employee all reasonable, and necessary legal fees and expenses incurred by Employee in reasonably contesting or disputing termination or in seeking to obtain or enforce a right or benefit provided by this Agreement.

         7. MISCELLANEOUS.

         7. 1. DEFINITION. For purposes of this Agreement, the following terms have the meanings referred to in this Section 7.1

         "Affiliate" and "Associate" - mean the respective meanings ascribed to such terms in Rule 12-2 of the of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as in effect on the date of this Agreement.

         "Beneficial Ownership" - a Person shall be deemed to have Beneficial Ownership of any securities which the Person or any or the Person's Affiliates or Associates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

         "Board" - means the Board of Directors of the Company.


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         "Change in Control" -- shall be deemed to have occurred upon the first to occur of the following:

                  (a) The acquisition, other than from the Company, by any individual, entity, or group (within the meaning of Section 13(d)(3) of 14(d)(2) of the Exchange Act) of Beneficial Ownership of thirty-five (35%) percent or more of either (1) the then-outstanding shares of common stork of the Company (the "Outstanding Company Common Stock") or
         (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

                  (b) Individuals who, as of the date of the IPO, constitute the Board cease for any reason to constitute at least a majority of the Board; and

                  (c) Consummation of a reorganization, merger, or consolidation of the Company (a "Business Combination"), in each case, unless, following such Business Combination the individuals and entities who were the Beneficial Owners of the Outstanding Company Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty (50%) percent of the Outstanding Company Common Stock.

         7.2 ASSIGNMENT. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto', provided, however, that the Company shall have the right to assign all or any pan of its rights and obligations under this Agreement (i) to any affiliate of the Company to which the Business of the Company is assigned at any time, any subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company or (ii) in connection with the sale of the Business by the Company. Except as otherwise expressly provided herein all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto whether so expressed or not.

         7.3 ENTIRE AGREEMENT. Except for the parties' agreement pursuant to which Employee will be issued 10 shares of its common stock, implemented simultaneously with the execution of this Agreement, or as otherwise expressly set forth herein, this Agreement and all other agreements entered into by the parties hereto on the date hereof set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements, with respect to the subject matter hereof.

         7.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, so long as said invalid provision does not deprive either party of substantial rights under the Agreement.


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         7.5 AMENDMENT MODIFICATION. No amendment or modification of this
Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

         7.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws. To the extent that any provision of this Agreement is inconsistent with the laws of the State of Texas the parties agree to be governed and abide by the laws of the State of Texas.

         7.7 NOTICES. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses indicated below:

                           (a) If to Employee:

                                    Guillermo G. Marmol
                                    6123 Deloache Drive
                                    Dallas, TX 75225

                           (b) If to the Company:

                                    WebOne, Inc.
                                    c/o Commonwealth Principals
                                    8500 Leesburg Pike, Suite 601
                                    Vienna, VA 22182

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission, (ii) three days after the date of mailing if sent by certified or registered mail or (iii) one day after date of delivery to the overnight courier if sent by overnight courier.

         7.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to the other.

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         7.9 DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings in this Agreement am inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The Preliminary Recitals set forth above are incorporated by reference into this Agreement.

         7.10 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual interest and no rule of strict construction will be applied against any party hereto.

         7.11 EXCISE TAX. If the total payments under this Agreement and any other agreement, plan, or arrangement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision) or any interest or penalties with respect to such excise tax (which excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by Employee or withholding by Company of such Excise Tax, including any Excise Tax imposed upon the Gross-up Payment, Employee shall be in the same after-tax position under this Agreement that Employee would have been in if Code Section 4999 (or any successor provision) did not apply.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             COMPANY:


                             WEBONE, INC.




                             By:   /s/ J. Marshall Coleman
                                  ----------------------------------------------
                             Its:
                                  ----------------------------------------------


                             EMPLOYEE:

                              /s/ Guillermo G. Marmol
                             ---------------------------------------------------
                             Guillermo G. Marmol